EXHIBIT 11.01

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

                   RIO HOTEL & CASINO, INC. AND SUBSIDIARIES
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                   (Unaudited)

                                                             Three Months Ended                Nine Months Ended
                                                                September 30,                     September 30,
                                                       -----------------------------    ------------------------------
                                                            1997            1996             1997             1996
                                                       -------------   -------------    -------------    -------------
Primary:
  Earnings:
    Net income                                         $  7,755,266    $  4,266,483     $ 11,967,793     $ 15,067,593
                                                       =============   =============    =============    =============
  Shares:
    Weighted average number of common shares
      and equivalents outstanding                        21,352,637      21,223,058       21,266,193       21,209,461
    Stock options                                           478,162         296,014          308,352          339,996
                                                       -------------   -------------    -------------    -------------
    Weighted average number of common shares
      outstanding, as adjusted                           21,830,799      21,519,072       21,574,545       21,549,457
                                                       =============   =============    =============    =============
  Earnings per common share:
    Net income per common share                        $       0.36    $       0.20     $       0.55     $       0.70
                                                       =============   =============    =============    =============
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